Exhibit 99.1

Laureen DeBuono CFO of Thermage, Inc. 510-259-5221 Investor Contact: EVC Group, Inc. Douglas Sherk/Jenifer Kirtland 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Thermage, Inc. Appoints John F. Glenn as Chief Financial Officer

Former CFO of Cholestech Brings Strong Financial Expertise

Company Announces Two Additional Finance Department Promotions

Hayward, Calif., January 3, 2008—Thermage, Inc. (NASDAQ: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today announced the appointment of John F. (Jack) Glenn, 46, as Chief Financial Officer. Mr. Glenn, the former CFO of Cholestech Corporation, succeeds Laureen DeBuono, who resigned from the Company after five years of service to pursue broader executive leadership opportunities in the life sciences sector. Ms. DeBuono will remain with the Company through February.

The Company also announced the promotions of H. Daniel Ferrari, 49, to Vice President, Business and Financial Planning, and Cherry Hu, 50, to Vice President, Principal Accounting Officer and Corporate Controller.

“Jack is a seasoned financial executive with more than 17 years of experience in the medical device industry,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer at Thermage. “He was instrumental in the consistent growth of revenue and profits at his prior companies. His knowledge of the medical technology industry, financial and strategic leadership experience, and track record for enhancing shareholder value will be great assets to Thermage as we move forward on our strategy for product expansion, revenue growth and improved profitability.”

“I’d like to thank Laureen for her many contributions to Thermage,” continued Mr. Fanning. “During her five years with us, she was instrumental in building the Company’s strong financial and corporate structure, and with me led the company into the public markets with our IPO in November 2006. We appreciate her willingness to stay on to ensure a smooth transition and wish her the best of luck in her future endeavors. I am also pleased with the well-deserved promotions of Dan Ferrari and Cherry Hu. These transitions represent an orderly and natural evolution as our Company continues to grow.”

Mr. Glenn joins Thermage from Cholestech Corporation, a provider of diagnostic tools and information for the risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. He joined Cholestech in October 2004 as Chief Financial Officer, Vice President of Finance, Treasurer and Secretary, and left the Company in September 2007 as a result of the company’s acquisition by Inverness Medical Innovations (AMEX: IMA). During his tenure as CFO, Cholestech’s revenue grew from $53 million in 2005 to $70 million in 2007 and net income increased from $4.1 million to $9.4 million.

Prior to joining Cholestech, Mr. Glenn served as the Chief Financial Officer and Vice President of Finance for Invivo Corporation, a medical device company, from 1990 until 2004 when the Company was sold to Intermagnetics General Corporation. Mr. Glenn received an MBA from Santa Clara University, and a BS in Business Administration from the University of Nevada.

Mr. Ferrari joined Thermage in 2004 as Senior Director of Finance. Mr. Ferrari previously served as Vice President, Corporate Controller of Critical Path, Inc. and prior to that as Vice President, Finance of ReSound, Inc. Mr. Ferrari holds a BS and MBA from Santa Clara University.

Ms. Hu joined Thermage in 2006 as Senior Director and Corporate Controller. Prior to Thermage, Ms. Hu was Controller at Fortinet, and prior to that Controller of the adapter and wireless business unit at 3Com. Ms. Hu holds a BM from the College of Notre Dame and MBA from Cal State Hayward. Ms. Hu is also a Certified Public Accountant.

About Thermage

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information about Thermage, call 1-510-259-7117 or log on to www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s ability to expand its product offerings, grow revenue and improve profitability are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2007. Undue reliance should not be placed on forward-looking statements, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.